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                                                                    EXHIBIT 4.10



                            AGREEMENT OF UNDERTAKING

            THIS AGREEMENT OF UNDERTAKING ("Undertaking"), is made this __ day of December, 1998, by and between Noble International, Ltd., a Michigan corporation, ("Noble") whose address is 33 Bloomfield Hills Parkway, Ste. 155, Bloomfield Hills, MI 48304 and Robert J. Skandalaris, an individual, ("Skandalaris") whose address is 2169 Tottenham, Bloomfield Hills, MI 48301.

        RECITALS:

        (a) On November 24, 1997, in connection with Noble's acquisition of Noble Metal Processing, Inc., Noble delivered a series of subordinated promissory notes to DCT, Inc. ("DCT") and John K. Baysore ("Baysore") which on the date thereof had a principal face amount of $9,560,263.00 and $574,291.00, respectively (collectively the "Series Notes") due November 24, 2001.

        (b) Noble has entered into an agreement with DCT and Baysore for a discounted prepayment of the Series Notes.

        (c) In order to partially finance the prepayment of the Series Notes, Skandalaris has agreed to lend Noble the sum of $6,000,000.00 on the condition, among others, that Noble register 2,313,018 of the Noble's common stock held by Skandalaris (the "Skandalaris Shares").


        NOW, THEREFORE, in order to induce Skandalaris to finance the prepayment of the Series Notes and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Noble, Noble agrees as follows:

        1. Registration. Noble will, at its cost, file a Registration Statement or amend any currently filed and effective Registration Statement with the SEC, in order to register the Skandalaris Shares by January 30, 1999. Noble will use its best efforts to have such Registration Statement declared effective by the Securities and Exchange Commission ("SEC") on or before May 15, 1999. Noble will file such forms and financial statements with the SEC that are necessary to continuously maintain the effectiveness of such Registration Statement under applicable securities law during the period ("Registration Period") ending on December 31, 2001 or the date the Skandalaris Shares have been sold, whichever occurs first, provided that Noble may suspend the use of such Registration Statement for a period not to exceed 45 days in any 12

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month period (during the Registration Period) for valid business reasons, including acquisitions and divestitures of assets, filings with the Commission, pending corporate developments and similar reasons.

        2. MISCELLANEOUS

               a. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Agreement shall operate as a waiver or as an acquiescence in any Default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

               b. This Undertaking may not be modified or discharged except by a writing duly executed by Noble and Skandalaris.

               c. The headings of various sections and subsections of this Undertaking are for convenience of reference only and shall in no way modify any of the terms or provisions of this Undertaking.

               d. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party, sent by telecopier (with the original timely mailed), or sent by registered, certified or express mail, return receipt requested, to such party at its address set forth below:

                        if to Noble, to:

                        Noble International, Ltd.
                        33 Bloomfield Hills Parkway - Suite 155
                        Bloomfield Hills, Michigan  48304
                        Attn: Michael C. Azar
                        Telecopier No.: (248) 594-9501

                        if to Skandalaris, to:

                        Robert J. Skandalaris
                        2169 Tottenham
                        Bloomfield Hills, Michigan  48301


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or hereafter given to the other party hereto pursuant to the provisions of this
Undertaking.

               e. Noble may not delegate its obligations under this Undertaking and such attempted delegations shall be null and void. Skandalaris assign, pledge or otherwise transfer this Agreement without prior written consent of Noble. This Undertaking inures to the benefit of Skandalaris, his heirs and representatives and binds Noble, and its successors and assigns.


                                   NOBLE INTERNATIONAL, LTD.



                                   By:________________________________________

                                   Its:_______________________________________


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